Tel 214.220.7700 Fax 214.220.7716
Exhibit 5.1
October 16, 2007
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
Ladies and Gentlemen:
We have acted as counsel for Sport Supply Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 being filed with the Securities and Exchange Commission (the “Commission”) herewith (the “Registration Statement”), of 1,830,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company for resale by the holders of the Shares.
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended and filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, as amended, (iv) copies of resolutions duly adopted by the Board of Directors of the Company certified as of the date hereof by the Secretary of the Company and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.
We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.
Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been validly issued by the Company and are fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
Austin Beijing Dallas Dubai Hong Kong Houston	Dallas, TX 75201-2975
London Moscow New York Shanghai Tokyo Washington	Tel 214.220.7700 Fax 214.220.7716 www.velaw.com

October 16, 2007 Page 2

The opinions expressed herein are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein. This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, as interpreted by federal courts and the courts of the State of Delaware. We express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom. You should be aware that we are not admitted to the practice of law in the State of Delaware.
     This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption “Legal Matters” in the Registration Statement as having passed on the validity of the Shares. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.